UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2004

Triton PCS Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15325	23-2974475
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Cassatt Road

Berwyn, Pennsylvania

19312

(Address Of Principal Executive Offices, Including Zip Code)

(610) 651-5900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information included pursuant to Item 2.03 below is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

As of November 18, 2004, in connection with our entry into the new credit agreement described in Item 2.03 below, we terminated our former $100 million senior revolving credit facility, dated as of June 13, 2003, among Triton PCS, Inc., Triton PCS Holdings, Inc., the lenders party thereto, Lehman Commercial Paper, Inc., as administrative agent, Cobank, ACB, as co-syndication agent, Citicorp North America, Inc., as co-syndication agent, Chase Lincoln First Commercial Corporation, as co-documentation agent and Merrill Lynch Capital Corporation, as co-documentation agent. As of November 18, 2004, we had no outstanding borrowings under our former credit facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 18, 2004, Triton PCS, Inc., a wholly owned subsidiary of Triton PCS Holdings, Inc., entered into a term loan agreement with Lehman Commercial Paper Inc., as a lender and administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a lender and syndication agent, and the other lenders party thereto, pursuant to which the lenders provided $250 million in term loans. Other lenders may become parties to the term loan agreement in the future. In connection with our execution of the new loan agreement, we cancelled our then-existing revolving credit facility, as described in Item 1.02 above. The following is a summary of the material terms of the new credit facility. As a summary of the material terms of the new credit facility it does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the term loan agreement and related security agreements that are attached hereto as Exhibits and incorporated herein by reference.

All loans made under the new loan agreement will mature in 19 quarterly installments of 0.25% of the aggregate amount of the terms loans beginning on March 31, 2005, with the outstanding balance due on November 18, 2009.

Our obligations under the new credit facility are guaranteed by substantially all of the domestic subsidiaries of Triton PCS, Inc., other than the special purpose subsidiaries that hold our real property and leasehold interests and our FCC licenses. These obligations also are secured by (i) liens and security interests in substantially all of such subsidiaries’ personal property; (ii) a pledge of the Triton PCS, Inc. capital stock; and (iii) a pledge of the capital stock and membership interests of each of the domestic subsidiaries of Triton PCS, Inc., including the membership interests of the non-guarantor subsidiaries. We have drawn the full $250 million under the new loan agreement and these proceeds of the loans will be available for general corporate purposes.

The loans bear interest at either LIBOR, the London interbank offered rate, plus an applicable margin of 3.25%, or an alternate base rate, plus an applicable margin of 2.25%, at our option. We will also be required to pay a prepayment premium of 2% of the principal amount of any loans prepaid before November 18, 2006.

The credit facility contains customary representations and warranties and affirmative and negative covenants. The credit facility contains restrictions on Triton’s and Triton’s subsidiaries’ ability to dispose of assets, incur additional indebtedness, incur guaranty obligations, pay dividends, make capital distributions, create liens on assets, make investments, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restricts corporate activities. We do not expect that such covenants will materially impact our ability or the ability of our subsidiaries to operate our respective businesses.

The new credit facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within a period of time after the due date thereof, any representation or warranty being made that is incorrect in any material respect on or as of the date made, a default in the performance of certain covenants, certain insolvency events, certain change of control events and cross-defaults to other indebtedness.

On November 18, 2004, Triton issued a press release announcing the closing of this new credit facility, a copy of which is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

10.1	Term Loan Agreement, dated as of November 18, 2004, among Triton PCS, Inc., the lenders party thereto, Lehman Commercial Paper Inc., as Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent

10.2	Pledge Agreement, dated as of November 18, 2004, among Triton PCS, Inc., each Subsidiary of the Borrower party thereto, SunCom Wireless Investment Company LLC and Lehman Commercial Paper Inc., as Collateral Agent for the Secured Parties

10.3	Security Agreement, dated as of November 18, 2004, among Triton PCS, Inc., each Subsidiary of the Borrower party thereto and Lehman Commercial Paper Inc., as Collateral Agent for the Secured Parties

10.4	Guarantee Agreement, dated as of November 18, 2004, among each Subsidiary of Triton PCS, Inc. party thereto and Lehman Commercial Paper Inc., as Collateral Agent for the Secured Parties

10.5	Indemnity, Subrogation and Contribution Agreement, dated as of November 18, 2004, among Triton PCS, Inc., each Subsidiary of the Borrower party thereto and Lehman Commercial Paper Inc., as Collateral Agent for the Secured Parties

99.1	Press release dated November 18, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRITON PCS HOLDINGS, INC.

Date:	November 23, 2004	By:	/s/ MICHAEL E. KALOGRIS
Michael E. Kalogris
Chairman and Chief Executive Officer